SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                            Innovasive Devices, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00045766K1
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12

---------------------------------------------------------                    ---------------------------------------
CUSIP NO.  00045766K1                                           13 G                   Page 2 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Delphi Ventures II, L.P. ("DV II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         584,452 shares, except that Delphi Management Partners II, L.P. ("DMP
           BENEFICIALLY                      II"), the general partner of DVII, and Bochnowski, Douglass, and
     OWNED BY EACH REPORTING                 Lothrop, the general partners of DMP II, may be deemed to have shared
              PERSON                         power to vote these shares.
               WITH

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             584,452 shares, except that DMP II,
                                             the  general  partner of DVII,  and
                                             Bochnowski,  Douglass, and Lothrop,
                                             the general partners of DMP II, may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       584,452
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.05%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO.  00045766K1                                           13 G                   Page 3 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Delphi BioInvestments II, L.P. ("DBI II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          2,991  shares, except that DMP II, the general  partner of DBI II, and
           BENEFICIALLY                      Bochnowski, Douglass, and Lothrop, the general partners of DMP II,
     OWNED BY EACH REPORTING                 may be deemed to have shared power to vote these shares.
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             2,991  shares,  except that DMP II,
                                             the  general partner of DBI II, and
                                             Bochnowski,  Douglass, and Lothrop,
                                             the general partners of DMP II, may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,991
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.04%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO.  00045766K1                                           13 G                   Page 4 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Delphi Management Partners II, L.P. ("DMP II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             587,443 shares, of which 584,452 are directly owned by DV II and
                                             2,991 are directly owned by DBI II.  DMP II is the general partner of
                                             DV II and DBI II and may be  deemed
                                             to have shared  power to vote these
                                             shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             587,443 shares, of which 584,452 are directly owned by DV II and
                                             2,991 are directly owned by DBI II.  DMP II is the general partner of
                                             DV II and DBI II and may be  deemed
                                             to have shared  power to dispose of
                                             these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       587,443
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.09%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO.  00045766K1                                           13 G                   Page 5 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     James J. Bochnowski ("Bochnowski")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             587,443  shares,  of which  584,452
                                             are  directly  owned  by DV II  and
                                             2,991 are directly owned by DBI II.
                                             DMP II is the general partner of DV
                                             II and DBI II,  and  Bochnowski,  a
                                             general  partner  of DMP II, may be
                                             deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             587,443  shares,  of which  584,452
                                             are  directly  owned  by DV II  and
                                             2,991 are directly owned by DBI II.
                                             DMP II is the general partner of DV
                                             II and DBI II,  and  Bochnowski,  a
                                             general  partner  of DMP II, may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       587,443
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.09%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO.  00045766K1                                           13 G                   Page 6 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David L. Douglass ("Douglass")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             587,443  shares,  of which  584,452
                                             are  directly  owned  by DV II  and
                                             2,991 are directly owned by DBI II.
                                             DMP II is the general partner of DV
                                             II and  DBI  II,  and  Douglass,  a
                                             general  partner  of DMP II, may be
                                             deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             587,443  shares,  of which  584,452
                                             are  directly  owned  by DV II  and
                                             2,991 are directly owned by DBI II.
                                             DMP II is the general partner of DV
                                             II and  DBI  II,  and  Douglass,  a
                                             general  partner  of DMP II, may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       587,443
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.09%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO.  00045766K1                                           13 G                   Page 7 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Donald J. Lothrop ("Lothrop")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             587,443  shares,  of which  584,452
                                             are  directly  owned  by DV II  and
                                             2,991 are directly owned by DBI II.
                                             DMP II is the general partner of DV
                                             II  and  DBI  II,  and  Lothrop,  a
                                             general  partner  of DMP II, may be
                                             deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             587,443  shares,  of which  584,452
                                             are  directly  owned  by DV II  and
                                             2,991 are directly owned by DBI II.
                                             DMP II is the general partner of DV
                                             II  and  DBI  II,  and  Lothrop,  a
                                             general  partner  of DMP II, may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       587,443
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.09%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages


ITEM 1(a).        NAME OF ISSUER:

                  Innovasive Devices, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  734 Forest Street
                  Marlborough, Massachusetts  01752-3032

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Delphi Ventures II, L.P., a Delaware limited partnership ("DV II"), Delphi BioInvestments II, L.P. ("DBI II"), Delphi Management Partners II, L.P., a Delaware limited partnership ("DMP II"), James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass"), and Donald J. Lothrop ("Lothrop"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  DMP II is the general partner of DV II and DBI II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by DV II and DBI II. Bochnowski, Douglass and Lothrop are the general partners of DMP II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by DV II and DBI II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address for each of the Reporting Persons is:

                  Delphi Ventures
                  3000 Sand Hill Rd.,
                  Building I, Suite 135
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  DV II, DBI II and DMP II are  Delaware  limited  partnerships,
                  and  Bochnowski,   Douglass  and  Lothrop  are  United  States
                  citizens.


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP #  00045766K1

ITEM 3.           Not Applicable

                                                              Page 9 of 13 Pages


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                     (a)   Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                     (b)   Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                     (c)   Number of shares as to which such person has:


                           (i)   Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii)  Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

                                                             Page 10 of 13 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of DV II, DBI II, and DMP II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                             Page 11 of 13 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997




                              /s/ James J. Bochnowski
                              --------------------------------------------------
                              James J. Bochnowski, individually, and on behalf of DVII, in his capacity as a general partner of DMP II, the general partner of DVII, on behalf of DBI II, in his capacity as a general partner of DMP II, the general partner of DBI II, and on behalf of DMP II in his capacity as a general partner thereof.


                              /s/ David L. Douglass
                              --------------------------------------------------
                              David L. Douglass


                              /s/ Donald J. Lothrop
                              --------------------------------------------------
                              Donald J. Lothrop

                                                             Page 12 of 13 Pages


                                  EXHIBIT INDEX


                                                               Found on
                                                             Sequentially
Exhibit                                                      Numbered Page

Exhibit A:  Agreement of Joint Filing                             13

                                                             Page 13 of 13 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Innovasive Devices, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 11, 1997


                              /s/ James J. Bochnowski
                              --------------------------------------------------
                              James J. Bochnowski, individually, and on behalf of DVII, in his capacity as a general partner of DMP II, the general partner of DVII, on behalf of DBI II, in his capacity as a general partner of DMP II, the general partner of DBI II, and on behalf of DMP II in his capacity as a general partner thereof.


                              /s/ David L. Douglass
                              --------------------------------------------------
                              David L. Douglass


                              /s/ Donald J. Lothrop
                              --------------------------------------------------
                              Donald J. Lothrop